THE DREYFUS/LAUREL FUNDS TRUST (the “Registrant”) Dreyfus Core Value Fund Dreyfus High Yield Fund (each a “Fund” and, collectively the “Funds”)

Registration No. 811-524 Sub-Item 77Q1

At meetings held on July 23-24, 2008, the Board of Trustees of the Registrant authorized the name change, effective December 1, 2008, of Dreyfus Premier Core Value Fund to Dreyfus Core Value Fund and Dreyfus Premier Limited Term High Yield Fund to Dreyfus Limited Term High Yield Fund. At subsequent meetings held on February 9-10, 2009, the Board of Trustees of the Registrant authorized the name change, effective April 1, 2009, of Dreyfus Limited Term High Yield Fund to Dreyfus High Yield Fund.

With respect to Dreyfus High Yield Fund, the Fund filed Post-Effective Amendment No. 146 to the Fund’s Registration Statement on Form N-1A on March 2, 2009 pursuant to Rule 485(a)(i) under the Securities Act of 1933, as amended (the “1933 Act”), and further by Post-Effective Amendment No. 147 to the Fund’s Registration Statement on April 30, 2009 pursuant to Rule 485(b) under the 1933 Act.

With respect to Dreyfus Core Value Fund, the Fund filed Post-Effective Amendment No. 147 to the Fund’s Registration Statement on April 30, 2009 pursuant to Rule 485(b) under the 1933 Act.

With respect to each Fund, each Fund’s Prospectus and Statement of Additional Information dated May 1, 2009, which are incorporated hereto by reference, reflect these changes. Shareholder approval was not required.